Exhibit 99.1

Investor Contact:

John Mills

Partner

ICR

646-277-1254

Limoneira’s Joint Venture with Lewis Group Announces Additional Lot Closings of 119 Residential Units with National Home Builder Lennar

Joint Venture Has Now Closed 174 Residential Unit Sales in Calendar 2019

Santa Paula, CA., March 5, 2019 – Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, sales and marketing company with related agribusiness activities and real estate development operations, announced today that its 50%/50% real estate development joint venture with The Lewis Group of Companies (“Lewis”) has closed an additional 119 residential units with one of the United States’ leading homebuilders, Lennar (NYSE: LEN). Lennar is one of the primary builders for the first 174 homes in the initial 632 residential units of the Company’s Harvest at Limoneira project.

Harold Edwards, President and Chief Executive Officer, stated, "We are very excited to announce additional lot closings totaling 119 residential units, with one of the nation’s largest homebuilders, Lennar. We announced in October, 2018 our relationship with Lennar and are very pleased with how quickly we were able to close on these lot sales.”

Lennar has purchased 55 single-family lots and 4 condominium lots that include 64 single-family residences, for a total of 119 residential units within Harvest at Limoneira and they intend to build 7 different floor plans each with 3 distinct elevations.

Harvest at Limoneira is a well-balanced, comprehensively designed community near the Pacific Ocean. The amazing views, parks and miles of hiking trails in addition to retail shops within walking distance is attracting strong interest from families throughout Southern California.

The first phase of the project broke ground in November 2017. Project plans include approximately 632 residential units in the initial phase and 1,500 residential units for the entire project. Limoneira Lewis Company Builders, LLC, is a 50%/50% real estate development joint venture between Limoneira and Lewis that will engage in the residential development of Harvest at Limoneira.

About Limoneira Company

Limoneira Company, a 125-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon´âra) is a dedicated sustainability company with 14,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Chile. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

About Lennar Corporation

Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company's homes and others. Lennar's Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. For more information on the Company, please visit www.lennar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules; weather conditions; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.